EXHIBIT 10.04
CONFIDENTIAL TREATMENT REQUESTED — Confidential portions of this document have been redacted and filed separately with the Commission.
PREFERRED PARTNERSHIP
AGREEMENT
by and among
THE HARTFORD FINANCIAL SERVICES GROUP, INC.,
HARTFORD LIFE, INC.,
HARTFORD INVESTMENT FINANCIAL SERVICES, LLC,
HL INVESTMENT ADVISORS, LLC
and
WELLINGTON MANAGEMENT COMPANY, LLP
Dated as of December 5, 2011

	TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	1

	ARTICLE II

	PREFERRED PARTNERSHIP

Section 2.1	Preferred Subadviser	11
Section 2.2	Preferred Partner	11
Section 2.3	Certain Restrictions on Wellington Subadvisory Business	12
Section 2.4	Wellington Portfolio Managers	12
Section 2.5	Fixed Income Hartford Funds	13
Section 2.6	Wellington Termination Right	13
Section 2.7	Hartford Termination Right	13
Section 2.8	No Further Restrictions on HIMCO	13
Section 2.9	Fiduciary Duties	13
Section 2.10	Update of Certain Schedules	14

	ARTICLE III

	FEES

Section 3.1	Agreement With Respect to Fees	14
Section 3.2	Fee Waivers for Fixed Income Mandates	15

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF HARTFORD

Section 4.1	Organization and Standing	16
Section 4.2	Power and Authority	16
Section 4.3	Non-Contravention; Consents	16

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF WELLINGTON

Section 5.1	Organization and Standing	17
Section 5.2	Power and Authority	17
Section 5.3	Non-Contravention; Consents	17

i

	ARTICLE VI

	COVENANTS

Section 6.1	Brand	18
Section 6.2	Periodic Certifications	18
Section 6.3	Notice of a Hartford Sale	18
Section 6.4	Right of First Refusal	20
Section 6.5	Notice of Wellington Change of Control Event	21
Section 6.6	Notice of HIG Change of Control Event	21
Section 6.7	IPO or Spin Out	22

	ARTICLE VII

	CONFIDENTIALITY

Section 7.1	Treatment of Confidential Information	22
Section 7.2	Permitted Disclosure	22
Section 7.3	Effect of Termination	23
Section 7.4	Ownership of Confidential Information	23
Section 7.5	Disclosure Related to Sale	23
Section 7.6	Equitable Relief	23

	ARTICLE VIII

	DISPUTE RESOLUTION

Section 8.1	Disputes; Resolution by Executive Officers	24
Section 8.2	Injunctive Relief	24

	ARTICLE IX

	TERM AND TERMINATION OF PREFERRED
	PARTNERSHIP; MAKE-WHOLE PAYMENT

Section 9.1	Term	24
Section 9.2	Termination	24
Section 9.3	Effect of Termination	25
Section 9.4	Make-Whole Payment	26
Section 9.5	Determination of Total Enterprise Value	26

	ARTICLE X

	MISCELLANEOUS

Section 10.1	Amendments; Extension; Waiver	27
Section 10.2	Entire Agreement	27
Section 10.3	Interpretation	28

TABLE OF SCHEDULES

SCHEDULE A	EXECUTIVE OFFICERS

SCHEDULE B	HARTFORD HLS FUNDS

SCHEDULE C	BROKER-DEALERS*

SCHEDULE D	INTENTIONALLY OMITTED

SCHEDULE E	WELLINGTON PORTFOLIO MANAGERS*

SCHEDULE F	FIXED INCOME FUND MANDATES

SCHEDULE G	FEE REVISIONS ON EXISTING HARTFORD FUNDS*

SCHEDULE H	ALLOCATION SERVICES FEES*

*
Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission on the date hereof. Redacted information has been filed separately with the Securities and Exchange Commission.

PREFERRED PARTNERSHIP AGREEMENT
This PREFERRED PARTNERSHIP AGREEMENT, dated as of December 5, 2011 (as amended from time to time, the “Agreement”), is by and among The Hartford Financial Services Group, Inc., a Delaware corporation (together with any successor thereto or permitted assignee thereof, “Hartford”), Hartford Life, Inc., a Delaware corporation (“HLI”), Hartford Investment Financial Services, LLC, a Delaware limited liability company, HL Investment Advisors, LLC, a Connecticut limited liability company, and Wellington Management Company, LLP, a Massachusetts limited liability partnership (together with any successor thereto or permitted assignee thereof, “Wellington”).
RECITALS:
WHEREAS, the Hartford Parties (as defined below) and Wellington seek to establish a relationship pursuant to which Wellington will serve as preferred subadviser to the Hartford Funds (as defined below), and Hartford will serve as Wellington’s preferred partner with respect to the Covered Funds (as defined below), on the terms and conditions set forth in this Agreement;
WHEREAS, the Hartford Parties and Wellington desire to make certain representations, warranties, covenants and agreements in connection with the arrangements contemplated by this Agreement; and
WHEREAS, the parties hereto desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. For all purposes in this Agreement, the following terms shall have the following respective meanings (which shall apply equally to the singular and plural form of any such term as the context requires):
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; provided, however, that, for the avoidance of doubt, Wellington is not an Affiliate of Hartford or any of its Affiliates and vice versa for purposes of this Agreement or any other purpose. “Control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct (or cause the direction of) the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “Control,” a general partner, managing member or managing partner of a Person shall always be considered to control such Person. Notwithstanding the foregoing sentences of this definition, (i) neither Allianz SE nor any of its Affiliates shall be deemed to be an Affiliate of Hartford or any of its Affiliates for purposes of this Agreement and (ii) no natural person that is a partner of Wellington shall be deemed to be an Affiliate of Wellington.

“Agreement” shall have the meaning set forth in the Preamble.
“Applicable Law” means, with respect to any Person, any statute, law, ordinance, rule, regulation, order writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any applicable requirements of any SRO) to the extent applicable to such Person or any of its properties, assets, officers, directors, members, partners, employees or agents.
“Appraiser” means a nationally recognized investment bank that (a) is listed as one of the top twenty such investment banks in the “League Table of Financial Advisors to Americas M&A: Value” as published by The Mergermarket Group (www.mergermarket.com) for the most recent calendar quarter preceding the date on which such investment bank is hired and (b) has not provided material investment banking services to any Party or any of its Affiliates within the 12-month period immediately preceding the date on which such investment bank is hired in connection with Section 9.5, nor is expected to do so in the subsequent 12-month period.
“Bankruptcy Event” means, with respect to the applicable Person, the occurrence of any of the following events: (i) such Person makes a general assignment for the benefit of creditors; (ii) such Person files a voluntary petition in bankruptcy; (iii) such Person is adjudged bankrupt or insolvent, or has entered against him an order for relief in any bankruptcy or insolvency proceeding or vacated within 90 days of such order; (iv) such Person files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, regulation or law; (v) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of this nature; (vi) such Person seeks, consents to, or acquiesces in the appointment of, a trustee, receiver, or liquidator of all or any substantial part of such Person’s properties; (vii) if 60 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or the entry of any order for relief, the proceeding has not been dismissed or stayed, or the order vacated or stayed; or (viii) if within 90 days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of his properties, the appointment is not vacated or stayed, or if within 90 days after the expiration of any such stay, the appointment is not vacated.
“Business Day” means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is closed.
“Closing AUM Percentage” shall equal the quotient (expressed as a percentage) of (i) the total assets under management of the Legacy Hartford Funds that are subadvised by Wellington immediately prior to consummation of a Hartford Sale or HIG Change of Control Event (as applicable) divided by (ii) the total assets under management of all of the Legacy Hartford Funds as of such time.

“Confidential Information” means any and all information, materials and know-how, whether disclosed prior to, on or after the date of this Agreement, regardless of the form in which it is communicated or maintained, whether oral, electronic, visual, written or in any other form or medium, together with all tangible and intangible embodiments and copies thereof, that are delivered or disclosed by any Party or its representatives or agents to the other Party or its representatives or agents or otherwise obtained by any Party or its representatives or agents under this Agreement. The term “Confidential Information” shall (i) include (a) any extracts, derivatives or summaries that contain or otherwise reflect any such information and (b) the existence and terms of this Agreement and (ii) not include any information (excluding the existence and terms of this Agreement) that:
(a) is or becomes publicly known without fault on the part of the disclosing Party or its representatives;
(b) has been received by a Party at any time from a source (other than another Party) that, to the knowledge of the receiving Party, has the right to disclose such Confidential Information;
(c) was otherwise known by the disclosing Party prior to disclosure to such Party by another Party; or
(d) is developed by the disclosing Party independently from and without use of or reference to any Confidential Information.
“Consolidator” means any Person that is engaged, directly or through a subsidiary or Affiliate, in the business of managing publicly traded liquid securities with total assets under management of $[***] billion or more for third parties (whether via mutual funds, managed accounts or otherwise). For the avoidance of doubt, any registered mutual fund sponsored or advised by any Person shall be third party assets for purposes of calculating the assets under management under this definition.
“Covered Fund” means an open-end, closed-end or actively managed exchange-traded fund registered under the Investment Company Act (i) for which Wellington serves as the sole investment adviser or subadviser, (ii) the shares of which are offered and sold primarily to retail investors in the United States through one or more broker-dealers that are not Affiliates of the sponsor or manager of the applicable fund and (iii) that is offered on a stand-alone basis. The term “Covered Fund” shall not include (i) a fund registered under the Investment Company Act that is sponsored or managed by The Vanguard Group, Inc. (or any successor thereto) or its Affiliates, (ii) a fund registered under the Investment Company Act or a Sleeve that, in either case, represents one of multiple investment approaches in a bundled investment option to the end investor (e.g., the fund or Sleeve is part of a multi-Sleeve or multi-
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

manager fund or suite of funds, fund of funds or target date fund that includes funds or Sleeves for which parties other than Wellington serve as investment adviser or sub-adviser), (iii) any portion of a fund registered under the Investment Company Act that represents one of multiple investment approaches offered by multiple managers or investment advisers in a bundled investment option to the end investor, (iv) a fund registered under the Investment Company Act sold primarily in conjunction with a variable insurance product and (v) any money market fund.
“Cure Period” shall have the meaning set forth in Section 9.2(b)(ii).
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.
“Encumbrance” means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC thereunder.
“Executive Officers” means the individuals listed on Schedule A and any successor to any such individual. Hartford and Wellington may update the individuals listed as Executive Officers of them on Schedule A by written notice to the other, provided any such individual shall be an executive officer of Hartford or Wellington.
“FINRA” means the Financial Industry Regulatory Authority or any successor thereto.
“Fixed Income Fund Mandates” shall have the meaning set forth in Section 2.5.
“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization.
“Hartford” shall have the meaning set forth in the Preamble.
“Hartford Adviser” means Hartford Investment Financial Services, LLC, HL Investment Advisors, LLC or any Affiliate of Hartford that may, from time to time, act as investment adviser to any Hartford Fund, together with any successor thereto or permitted assignee thereof.

“Hartford Funds” means all open-end, closed-end and actively managed exchange-traded funds registered under the Investment Company Act and advised by Hartford or any of its Affiliates (including the Hartford Advisers). Notwithstanding the foregoing, the term Hartford Funds shall not include:
(i) any open-end fund registered under the Investment Company Act organized after the date of this Agreement that is sponsored by and offered exclusively to and through Hartford’s variable annuity, variable life or retirement plan businesses,
(ii) Hartford Portfolio Diversifier HLS Fund,
(iii) American Funds Growth-Income HLS Fund,
(iv) American Funds Bond HLS Fund,
(v) American Funds New World HLS Fund,
(vi) American Funds International HLS Fund,
(vii) American Funds Global Bond HLS Fund,
(viii) American Funds Global Growth and Income HLS Fund,
(ix) American Funds Blue Chip Income & Growth HLS Fund,
(x) American Funds Growth-Income HLS Fund,
(xi) American Funds Growth HLS Fund,
(xii) American Funds Asset Allocation HLS Fund,
(xiii) American Funds Global Growth HLS Fund, (xiv) American Funds Global Small Capitalization HLS Fund, (xv) The Hartford Money Market Fund,
(xvi) Hartford Money Market HLS Fund (or any other money market fund sponsored by Hartford),
(xvii) Hartford Index HLS Fund, and
(xviii) any other American Fund that satisfies clause (i) of this definition.
“Hartford Funds Board” means the boards of directors or trustees, as the case may be, of each of the Hartford Funds.
“Hartford HLS Funds” means the funds set forth on Schedule B hereto.
“Hartford Parties” means Hartford, HLI, Hartford Investment Financial Services, LLC and HL Investment Advisors, LLC.
“Hartford Sale” means an HMF Sale or a Non-HMF Sale.

“HIG Change of Control Event” means (a) any event (or series of related events consummated pursuant to a common plan or arrangement) where any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or in the future), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of Hartford (other than with respect to one or more Persons beneficially owning proxies to vote more than 50% of the voting stock of Hartford at an annual or special meeting which is not for the purpose of approving a merger or other acquisition transaction or, where such proxies are held by a Consolidator, to replace a majority of the directors) or (b) any transaction (including any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar transaction, including a joint venture or obtaining a majority interest through contractual arrangements) (or series of related transactions implemented pursuant to a common plan or arrangement) pursuant to which (i) more than 50% of the voting stock of Hartford is converted into or exchanged for cash, securities or other property or Hartford conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Hartford (other than (x) a transfer of such assets to one or more controlled, wholly-owned Affiliates of Hartford or (y) any such transaction where the Persons who were the beneficial owners of the outstanding voting stock of Hartford immediately prior to such transaction beneficially own immediately following such transaction, directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries), 50% or more of the outstanding voting stock of the corporation or other entity resulting from such transaction) or (ii) without limitation of clause (i)with respect to mergers and consolidations, Persons who were the beneficial owners of the outstanding voting stock of Hartford immediately prior to such transaction beneficially do not own, immediately following such transaction, directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries), 50% or more of the outstanding voting stock of the corporation or other entity resulting from such transaction immediately following such transaction).
“HIG Change of Control Notice” shall have the meaning set forth in Section 6.6.
“HIMCO” means Hartford Investment Management Company.
“HLI” shall have the meaning set forth in the Preamble.
“HMF Business” means the business, assets and operations of the mutual fund business of Hartford and its Affiliates (including the Hartford Advisers), including the sponsoring and management of the Hartford Funds. By way of example, the HMF Business as of the date of this Agreement shall be deemed to include the business, assets and operations of the mutual fund business described in the Confidential Information Memorandum prepared by Hartford and its representatives, dated March 31, 2011.

“HMF Sale” means any direct or indirect sale, issuance, conveyance, transfer or other disposition (whether occurring in a single transaction or as part of a series of related transactions consummated pursuant to a common plan or arrangement) of or an interest in 25% or more of the voting, equity or economics rights or assets (by market value) of the HMF Business (including via the sale, issuance, conveyance, transfer or other disposition of the equity of any direct or indirect owner of the HMF Business), other than (i) any such transaction solely involving a controlled, wholly-owned Affiliate of Hartford, (ii) an initial public offering or spin out of the HMF Business, (iii) a HIG Change of Control Event or, for the avoidance of doubt, any indirect sale, issuance, conveyance, transfer or other disposition involving Hartford or any successor of Hartford (but no other Hartford Affiliate) where the Persons who were the beneficial owners of the outstanding voting stock of Hartford or any successor of Hartford immediately prior to such transaction beneficially own, immediately following such transaction, directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries) 50% or more of the outstanding voting stock of the corporation or other entity resulting from such transaction immediately following such transaction or (iv) a Non-HMF Sale; provided that, solely for purposes of Section 6.4, the reference in this definition to “25%” shall be replaced with “50%”.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.
“Legacy Hartford Funds” means the Hartford Funds existing at the closing of the Hartford Sale or HIG Change of Control Event, as applicable.
“Make-Whole Payment” shall have the meaning set forth in Section 9.4(a).
“Material Adverse Effect” means with respect to Hartford or Wellington, as applicable, any change, effect, event, occurrence, state of facts or development that could reasonably be expected to cause the applicable Party to be unable to perform its obligations hereunder in any material respect.
“Non-Hartford Covered Fund AUM” shall equal the total assets under management of Wellington in Covered Funds not sponsored or managed by Hartford or one of its Affiliates, calculated as of the specified measurement date.
“Non-HMF Sale” means any HMF Sale (applied without giving effect to clause (iv) of such definition for purposes of this definition) that satisfies each of the following: (i) the transaction (or series of related transactions consummated pursuant to a common plan or arrangement) involves the sale, issuance, conveyance, transfer or other disposition of one or more Hartford businesses in addition to, or that includes, the HMF Business (including a business of which the HMF Business may be a business line or unit (e.g., Hartford’s Wealth Management Division), (ii) the net income of the HMF Business represents [***]% or more of the total net income of the Hartford businesses (including the HMF Business) involved in the applicable transaction and (iii) the HMF Business was not offered as being available for separate purchase (provided that, in the event that the HMF Business was offered as being available for separate purchase and Hartford thereafter determines that it will sell the HMF Business only as part of the larger sale of the Hartford businesses, such larger sale shall continue to be a Non-HMF-Sale and Wellington shall not have a right to participate in such larger sale under Section 6.3 or have a right of first refusal under Section 6.4 with respect to such larger sale). For purposes of this definition, net income shall be the net income for the 12 month period ended at the end of the calendar quarter ending immediately prior to the date on which the applicable Preliminary Hartford Sale Notice is required to be delivered as provided in or derived from Hartford’s financial statements for the applicable period filed with the SEC.
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

“Party” means each Person identified on the signature page hereto.
“Person” means any natural person, corporation, company, limited liability company, partnership (limited or general), limited liability partnership, joint venture, association, trust, unincorporated organization or other entity.
“Preliminary Hartford Sale Notice” shall have the meaning set forth in Section 6.3(a).
“Restricted Broker-Dealer” means any of the following: (i) any Person set forth on Schedule C hereto for so long as such Person is one of the top 25 (based on gross sales for all Hartford Funds using the most recently available reliable sales data) broker-dealers that has a written selling agreement with respect to Hartford Funds; (ii) any Person that, after the date hereof, becomes one of the top 25 (based on gross sales for all Hartford Funds using the most recently available reliable sales data) broker-dealers with a written selling agreement with respect to Hartford Funds; or (iii) any Person set forth on Schedule C by mutual agreement of Hartford and Wellington. Notwithstanding the foregoing clause (ii), no Person with whom Wellington is in active discussions with regarding a subadvisory engagement shall be a Restricted Broker-Dealer to the extent that such Person is not set forth on Schedule C in effect as of the date of the commencement of such discussions.
“ROFR Election Period” shall have the meaning set forth in Section 6.4(a).
“ROFR Exercise Notice” shall have the meaning set forth in Section 6.4(a).
“ROFR Notice” shall have the meaning set forth in Section 6.4(a).
“ROFR Sale” means an HMF Sale where a Consolidator will, after the consummation of the HMF Sale, own (or have a right to acquire) a direct or indirect interest in the HMF Business. For the avoidance of doubt, (i) a direct or indirect interest held by a Consolidator in its capacity as a limited partner (or similar passive investor) of a third party fund or “sidecar” fund investment solely for investment purposes shall not be a ROFR Sale and (ii) in the case of an HMF Sale where a Consolidator only provides debt financing (which may include a de minimus amount of an equity “kicker” in respect of such debt financing in a customary amount, as applicable), to a purchaser in connection therewith, such HMF Sale shall not be a ROFR Sale.
“SEC” means the Securities and Exchange Commission.
“Sleeve” means that portion of the assets of a fund registered under the Investment Company Act that is managed pursuant to a particular investment strategy within the broader investment strategy of the fund as a whole.

“SRO” shall mean any industry self-regulatory organization, agency, or authority or stock exchange, including FINRA, each national securities exchange in the U.S. and any other commission, board, agency or body, whether in the U.S. or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies or investment advisers.
“TER” shall have the meaning set forth in Section 3.1(b).
“Term” shall have the meaning set forth in Section 9.1.
“Total Enterprise Value” means the total enterprise value of the HMF Business derived from a Hartford Sale or HIG Change of Control Event, as applicable, measured as of the closing of such Hartford Sale or HIG Change of Control Event, all as determined pursuant to Section 9.5. Total Enterprise Value shall take into account (i) any debt or equity instruments or assets received by Hartford and its Affiliates (including any equity interest in the purchaser), (ii) the net present value of any earn-out, contingent consideration or other future payment (determined using an appropriate discount rate in light of prevailing market conditions at the time, the conditions to the payment of such contingent amounts, and any other material factors relevant to the timing and likelihood of such future payments being made, including indemnity obligations) and (iii) the net debt for borrowed money (less all cash and cash equivalents), if any, of Hartford and its Affiliates allocable to the HMF Business as is determined by the Appraiser(s) to be appropriate. For the avoidance of doubt, in the case of a Hartford Sale or HIG Change of Control Event (as applicable) that involves, directly or indirectly, less than 100% of the HMF Business, Total Enterprise Value shall be determined as if 100% of the HMF Business had been sold in the Hartford Sale or HIG Change of Control Event (as applicable).
“Trigger Event” means (i) the termination or replacement, in whole or in part, of Wellington as subadviser to a Hartford Fund (including as a result of a fund merger or appointment of a co-manager for a Hartford Fund that was previously subadvised only by Wellington) or (ii) any Person other than Wellington (including any Affiliate of Hartford or internal management function) serving as subadviser for any portion of a Hartford Fund, or as adviser for a Hartford Fund with no subadviser, other than, (A) in either case, in connection with a Voluntary Resignation or (B) in the case of clause (ii), any Person acting in such capacity on the date of this Agreement but solely in respect of the Hartford Fund which such Person advises or subadvises on the date of this Agreement.
“Voluntary Resignation” means any resignation or other voluntary termination initiated by Wellington of its role as subadviser to a Legacy Hartford Fund, other than a resignation or other voluntary termination that results from Hartford or the Hartford Advisers recommending to the Hartford Funds Board any reduction in the rate of any subadvisory fee payable by any Hartford Fund.
“WAUM” shall equal the total assets under management of Wellington in Covered Funds (including Non-Hartford Covered Fund AUM), including assets managed through subadvisory relationships, calculated as of the specified measurement date.
“Wellington” shall have the meaning set forth in the Preamble.

“Wellington Change of Control Event” means (a) any event (or series of related events consummated pursuant to a common plan or arrangement) where any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or in the future), directly or indirectly, of more than 50% of the voting power of the outstanding voting equity of Wellington (other than with respect to one or more Persons beneficially owning proxies to vote more than 50% of the voting stock of Hartford at an annual or special meeting which is not for the purpose of approving a merger or other acquisition transaction) or (b) any transaction (including any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar transaction, including a joint venture or obtaining a majority interest through contractual arrangements) (or series of related transactions implemented pursuant to a common plan or arrangement) pursuant to which (i) more than 50% of the voting equity of Wellington is converted into or exchanged for cash, securities or other property or Wellington conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Wellington (other than (x) a transfer of such assets to one or more Affiliates of Wellington or (y) any such transaction where the Persons who were the beneficial owners of the outstanding voting equity of Wellington immediately prior to such transaction beneficially own, directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries), 50% or more of the outstanding voting stock of the corporation or other entity resulting from such transaction) or (ii) without limitation of clause (i), Persons who were the beneficial owners of the outstanding voting equity of Wellington immediately prior to such transaction beneficially do not own, immediately following such transaction directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries), 50% or more of the outstanding voting stock of the corporation or other entity resulting from such transaction). Notwithstanding the foregoing, (x) the admittance and withdrawal of partners of Wellington in the ordinary course shall not be a Wellington Change of Control Event and (y) the partners of Wellington shall not be deemed to be a “group” solely as a result of their status as partners.
“Wellington Subadvised Percentage” shall equal:
(i) the Closing AUM Percentage, less
(ii) with respect to any Legacy Hartford Fund (or portion thereof) where a Trigger Event occurs following the consummation of the Hartford Sale or HIG Change of Control Event (as applicable), the quotient (expressed as a percentage) of (A) the assets under management of such Legacy Hartford Fund (or portion thereof) that were subadvised by Wellington immediately prior to the Trigger Event divided by (B) the total assets under management of all Legacy Hartford Funds at such time, plus

(iii) with respect to any Hartford Fund not subadvised by Wellington at the consummation of the Hartford Sale or HIG Change of Control Event (as applicable) that engages Wellington as subadviser following the consummation of the Hartford Sale or HIG Change of Control Event (as applicable), the quotient (expressed as a percentage) of (A) the assets under management of such Hartford Fund at the time of engagement that will be subadvised by Wellington divided by (B) the total assets under management of all Legacy Hartford Funds at such time. Any Hartford Fund (other than a Legacy Hartford Fund) that engages Wellington as subadviser after the date of consummation of a Hartford Sale or HIG Change of Control Event (as applicable) shall be treated as a Legacy Hartford Fund solely for purposes of applying clauses (ii) and (iii) of this definition (including in the case of a subsequent Trigger Event with respect to any such Hartford Fund).
It is understood and agreed that any Legacy Hartford Fund in respect of which there is a Voluntary Resignation by Wellington, at any time, shall be deemed to continue to be advised by Wellington solely for purposes of the calculation of the Wellington Subadvised Percentage.
ARTICLE II
PREFERRED PARTNERSHIP
Section 2.1 Preferred Subadviser. (a) Subject to the terms and conditions of this Agreement (including Section 2.9), Wellington shall be the preferred subadviser to the Hartford Funds. Subject to the terms and conditions of this Agreement, each Hartford Adviser shall, and Hartford shall cause it to, recommend Wellington to the Hartford Funds Boards as subadviser to the Hartford Funds on terms substantially similar to the existing subadvisory agreements with Wellington (other than fee rates, which shall be reasonably acceptable to Hartford and Wellington), and Wellington shall serve in such capacity in each instance approved by the Hartford Funds Boards.
(b) Following the occurrence of a Trigger Event, no Hartford Adviser shall, and Hartford shall not permit any of them to, enter into any agreement for a new advisory or subadvisory engagement with respect to any Hartford Fund with any Person other than Wellington (including any Affiliate of Hartford or internal management function) if, after giving effect to the applicable Trigger Event and such new advisory or subadvisory agreement, Hartford believes in good faith that Wellington would serve as subadviser to less than [***]% of the total assets under management of all of the Hartford Funds (with such determination based upon the most recently reliable assets under management data and with it being understood and agreed that any Hartford Fund in respect of which there is a Voluntary Resignation by Wellington shall be deemed to continue to be advised by Wellington solely for purposes of such calculation).
Section 2.2 Preferred Partner. Subject to the terms and conditions of this Agreement, Hartford shall be the preferred partner of Wellington with respect to Covered Funds. Subject to the terms and conditions of this Agreement, Hartford shall, and shall cause Hartford Investment Financial Services, LLC, Hartford Securities Distribution Company, Inc., Hartford Life Distributors, LLC and any other registered broker-dealer Affiliate who serves as a principal underwriter for a Hartford Fund or is primarily engaged in wholesale distribution of the Hartford Funds to, use its good faith and commercially reasonable efforts to promote the distribution in the U.S. broker-sold mutual fund market of the Hartford Funds for which Wellington acts as subadviser.
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

Section 2.3 Certain Restrictions on Wellington Subadvisory Business.
(a) Wellington shall not, without the prior written consent of Hartford, enter into any agreement for a new engagement to (i) serve as the sole adviser or subadviser to any Covered Fund or (ii) serve as the sole adviser to any separately managed account or unified management account offered primarily to retail investors in the U.S. where, in the case of clauses (i) and (ii), such Covered Fund or account is (A) sponsored by a Restricted Broker-Dealer and (B) offered on a stand-alone basis to the end investor (i.e., the fund or account does not represent one of multiple investment approaches in a bundled investment option).
(b) Wellington shall not enter into any agreement for a new engagement to subadvise any Covered Fund that is not sponsored or managed by Hartford or a Hartford Adviser if, at the time of entering into such an agreement, Wellington believes in good faith that the assets under management of the new engagement at the time of initial funding will cause the Non-Hartford Covered Fund AUM to exceed [***]% of WAUM (with such determination based upon the most recently available reliable assets under management data).
(c) Prior to June 30, 2016, Wellington shall not enter into any agreement for a new engagement to subadvise any fixed-income Covered Fund other than a Covered Fund sponsored or managed by Hartford or a Hartford Adviser without the prior written consent of Hartford.
Section 2.4 Wellington Portfolio Managers. Wellington shall not assign an individual lead portfolio manager of any Hartford Fund(s) (or any portion of any other Hartford Fund with a substantially similar investment approach managed by the same individual) whose assets under management subadvised or otherwise managed by such individual exceeds $[***] billion (with such determination based upon the most recently available reliable assets under management data and determined, in the case of a lead portfolio manager that contributes to any other Hartford Fund with a substantially similar investment approach and for which the portfolio manager is not the lead portfolio manger, without regard to such other Hartford Fund, i.e., to avoid any double-counting of assets under management) to serve as a lead portfolio manager for a Covered Fund with a substantially similar investment approach to the applicable Hartford Fund(s) not sponsored or managed by Hartford or one of its Affiliates; provided, however, that an individual lead portfolio manager shall be permitted to manage a Covered Fund where such individual acted as portfolio manager to such Covered Fund at the time the assets under management of such Hartford Fund(s) exceeded $[***] billion. In addition, Wellington shall not assign an individual lead portfolio manager responsible for any Hartford Fund(s) listed on Schedule E hereto to serve as a lead portfolio manager for a Covered Fund with a substantially similar investment approach to the applicable Hartford Fund(s) not sponsored by Hartford or one of its Affiliates; provided, however, that this restriction shall cease to apply to the relevant portfolio manager when any milestone set forth on Schedule E for the applicable Covered Fund is not achieved. The list of Hartford Funds on Schedule E may be amended only upon the mutual written agreement of the Parties.
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

Section 2.5 Fixed Income Hartford Funds. No later than December 31, 2012, each Hartford Adviser shall, and Hartford shall cause it to, recommend to the Hartford Funds Board that Wellington be engaged as subadviser on all existing fixed income funds identified on Schedule F (together with any successor thereto whether by merger or otherwise, the “Fixed Income Fund Mandates”); provided that, if an event involving Wellington occurs after the date hereof that a Hartford Adviser determines prevents it from making a recommendation for any Fixed Income Fund Mandate as a result of the Hartford Adviser’s exercise of its fiduciary duties to the applicable Fixed Income Fund Mandate, the Hartford Adviser shall not be required to make such recommendation.
Section 2.6 Wellington Termination Right. Notwithstanding any other provision of this Agreement, Wellington shall have the right to terminate the provisions of this Article II within 60 days following (i) a breach of 2.1(b) by Hartford or a Hartford Adviser, (ii) the date on which Wellington receives notice from Hartford (or, if earlier, the date on which Wellington discovers) that any Hartford HLS Fund ceases to be offered as an investment option within the variable annuity and variable life contracts issued by Hartford or its Affiliates on the date hereof (including, for the avoidance of doubt, if Hartford or one of its Affiliates obtains a substitution order to replace any such Hartford HLS Fund) or (iii) the five year anniversary of this Agreement. For the avoidance of doubt, this Section 2.6 shall not give Wellington the right to terminate this Agreement under Section 9.2.
Section 2.7 Hartford Termination Right. Notwithstanding any other provision of this Agreement, the obligations of Hartford under Sections 6.4 and 9.4 shall terminate automatically without further action by the Parties if Wellington breaches its obligations under Sections 2.3 or 2.4 of this Agreement. In addition, Hartford shall have the right to terminate the provisions of this Article II within 60 days following (i) a breach by Wellington of its obligations under Section 2.3 or 2.4 or (ii) the five-year anniversary of this Agreement. For the avoidance of doubt, this Section 2.7 shall not give Hartford the right to terminate this Agreement under Section 9.2.
Section 2.8 No Further Restrictions on HIMCO. Subject to the terms of this Agreement (including Sections 2.5, 2.6, 9.2(b)(ii) and 9.4), HIMCO shall not be restricted in its ability to subadvise open-end, closed-end or actively managed exchange-traded funds (regardless of whether such funds are registered under the Investment Company Act).
Section 2.9 Fiduciary Duties.
(a) The Parties acknowledge that, to the extent provided by Applicable Law, (i) Wellington is a fiduciary to the Hartford Funds in its capacity as an investment adviser to the Hartford Funds for which it serves as subadviser and (ii) each Hartford Adviser is a fiduciary to the Hartford Funds for which it serves as investment adviser. Wellington acknowledges and agrees that Hartford shall not be deemed to have breached its obligations under Section 2.1(a) hereof to the extent that a failure to retain, hire or recommend Wellington for any subadvisory assignment under this Agreement is as a result of a Hartford Adviser’s exercise of its fiduciary duties to the applicable Hartford Fund(s) or the exercise by the Hartford Funds Board of its fiduciary duties. For the avoidance of doubt, the

Parties acknowledge and agree that (A) other than as expressly provided in the immediately preceding sentence, this Section 2.9 is not intended to, and shall not, modify, qualify, limit or in any way affect any of the contractual rights or obligations of the Parties under this Agreement and (B) notwithstanding the immediately preceding sentence, any action or failure to act by Hartford or one of its Affiliates or the Hartford Funds Board (including a decision to terminate or fail to hire Wellington as subadviser to a Hartford Fund) due, in whole or in part, to the exercise (or purported exercise) of a Hartford Adviser’s or the Hartford Funds Board’s fiduciary obligation shall not impact the inclusion or exclusion of the assets under management of or fees payable in respect of any Hartford Fund for any calculation under this Agreement (including for purposes of Sections 2.6, 9.2 and 9.4).
(b) In the event that any Hartford Adviser determines that it is required to recommend the termination of Wellington or is not able to recommend the hiring or continuation of Wellington as a subadviser to any Hartford Fund as a result of a Hartford Adviser’s exercise of its fiduciary duties to the applicable Hartford Fund(s), the Hartford Adviser shall provide notice (which may be oral) of any such determination to Wellington, with such notice containing a detailed explanation of the reasons for such determination. Such notice shall be provided to Wellington a reasonable amount of time prior to the time that the Hartford Funds Board is notified of such determination.
Section 2.10 Update of Certain Schedules. Within 10 Business Days after the end of each calendar year (other than 2011), Hartford shall deliver to Wellington an updated Schedule C that reflects any changes to such schedule as determined pursuant to the definition of “Restricted Broker-Dealer.” Within 30 days after the delivery of any updated Schedule C, Wellington shall inform Hartford if any new Person listed thereon is covered by the last sentence of the definition of “Restricted Broker-Dealer”, each of whom shall be removed from the updated Schedule C. In the event that either party objects to any change or failure to make a change to any updated Schedule C, the provisions of Section 8.1 shall apply.
ARTICLE III
FEES
Section 3.1 Agreement With Respect to Fees.
(a) Fees. Subject to the terms of this Agreement, the Hartford Advisers shall, and Hartford shall cause them to, recommend to the Hartford Funds Board the fee schedule described in Schedule G for each Hartford Fund identified therein.
(b) Certain Fee Reductions. The new subadvisory fees to be implemented for the funds identified in paragraph 2 of Schedule G are contingent on (i) the approval of the Hartford Funds Board and (ii) the Hartford Funds Board and Hartford reducing the Total Expense Ratio (“TER”) on each of these funds as provided in paragraph 2 of Schedule G. If the TER for any such fund increases for any reason (including via increased management fees or fee waiver removal, lapse or modification), Wellington shall be entitled to share pro rata in such increase.

(c) Prospective Fee Changes. Wellington shall not request that the Hartford Funds Board increase the fee rate payable by any existing Hartford Fund to which Wellington provides subadvisory services. The Hartford Advisers shall not, and Hartford shall not permit them to, recommend to the Hartford Funds Board any reduction in the rate of any subadvisory fee payable by any Hartford Fund (including those described in Section 3.1(f)) to which Wellington provides subadvisory services.
(d) Participation in Fee Reductions. Wellington and Hartford agree to share pro rata in any reduction in the fee rate paid by any existing Hartford Fund initiated by the Hartford Funds Board, including any fee waiver, as a result of any changes to the fee structure or computation implemented by the Hartford Funds Board; provided, however, that Wellington shall have an opportunity to discuss with the Hartford Funds Board any proposed reduction in such fee rate a reasonable amount of time prior to the Hartford Funds Board voting on such reduction. For the avoidance of doubt, Wellington shall not bear any portion of a fee decrease (however occurring) that is not initiated by the Hartford Funds Board.
(e) Participation in Fee Increases. Wellington and Hartford agree to share pro rata in any increase in the fee rate paid by any Hartford Fund, including via a removal, lapse or modification of any fee waiver, as a result of any changes to the fee structure or computation implemented by the Hartford Funds Board.
(f) Allocation Services Fees. The fee rate for asset allocation services to the Hartford Funds and Hartford-managed 529 plans to be provided by Wellington shall be as set forth on Schedule H. Wellington and Hartford agree to share pro rata in any reduction in the fee rate paid by any such Hartford Fund initiated by the Hartford Funds Board, including any fee waiver in excess of the fee waiver in effect as of the date hereof, as a result of any changes to the fee structure or computation implemented by the Hartford Funds Board. For the avoidance of doubt, Wellington shall not bear any portion of a fee decrease (however occurring) that is not initiated by the Hartford Funds Board.
Section 3.2 Fee Waivers for Fixed Income Mandates. Wellington shall implement a fee waiver program for each Fixed Income Fund Mandate that (i) maintains that subadvisory fee in effect as of the date of this Agreement on each of the Fixed Income Fund Mandates for the first two years Wellington subadvises each fund; and (ii) beginning with the first year after the initial two-year period described in clause (i), reduces the fee waiver by one third each year such that at the beginning of the fifth year that Wellington subadvises such funds, the fee waiver shall be equal to zero.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HARTFORD
Each Hartford Party severally but not jointly represents and warrants to Wellington as follows as of the date hereof, with each Hartford Party representing and warranting to Wellington only as to those items that are specifically applicable to each such entity:
Section 4.1 Organization and Standing. Hartford is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. HLI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Hartford Advisers is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware or the State of Connecticut, as applicable. Each Hartford Party is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required for the conduct of its business, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect. Each Hartford Party has in effect all federal, state, local and foreign governmental authorizations required for it to carry on its business, except where the failure to obtain such authorizations is not reasonably likely to have a Material Adverse Effect.
Section 4.2 Power and Authority. Each Hartford Party has full corporate or limited liability power and authority, as the case may be, to carry on its business as presently being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of each Hartford Party. Assuming the due authorization, execution and delivery of this Agreement by Wellington, this Agreement constitutes a legal, valid and binding obligation of each Hartford Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally.
Section 4.3 Non-Contravention; Consents.
(a) The execution, delivery and performance of this Agreement by each Hartford Party will not (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which is not expressly and permanently waived) under, or result in the creation of any Encumbrance upon any material assets of Hartford (or any of its Affiliates) under any of the terms, conditions or provisions of, (x) the organizational documents of Hartford (or the constituent documents of any of its Affiliates, as applicable), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hartford (or any of its Affiliates) is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate in any material respect any Applicable Law.
(b) No material notice to, filing with, authorization of, exemption by, order or permit from, or consent or approval of, any Governmental Authority is necessary for any Hartford Party to enter into this Agreement or to complete any of the actions contemplated hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF WELLINGTON
Wellington represents and warrants to the Hartford Parties as follows as of the date hereof:
Section 5.1 Organization and Standing. Wellington is a limited liability partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Wellington is duly qualified to do business and is in good standing in each state in which such qualification is required for the conduct of its business except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect. Wellington has in effect all federal, state, local and foreign governmental authorizations required for it to carry on its business, except where the failure to obtain such authorizations is not reasonably likely to have a Material Adverse Effect.
Section 5.2 Power and Authority. Wellington has full power and authority to carry on its business as presently being conducted. Wellington has all requisite limited liability partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all requisite action on the part of Wellington. Assuming the due authorization, execution and delivery of this Agreement by Hartford, this Agreement constitutes a valid and binding obligation of Wellington, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally.
Section 5.3 Non-Contravention; Consents.
(a) The execution, delivery and performance of this Agreement by Wellington will not (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which is not expressly and permanently waived) under, or result in the creation of any Encumbrance upon any material assets of Wellington (or any of its Affiliates) under any of the terms, conditions or provisions of, (x) the organizational documents of Wellington (or the constituent documents of any of its Affiliates, as applicable), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wellington (or any of its Affiliates) is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate in any material respect any Applicable Law.
(b) No material notice to, filing with, authorization of, exemption by, order or permit from, or consent or approval of, any Governmental Authority is necessary for Wellington to enter into this Agreement or to complete any of the actions contemplated hereunder.

ARTICLE VI
COVENANTS
Section 6.1 Brand.
(a) Subject to mutually agreed documentation between Wellington and the Hartford Funds, Wellington shall permit the Hartford Funds to use the term “WMC” in the name of any fund so long as it is (i) subadvised solely by Wellington and (ii) the applicable Hartford Fund name also includes the name of the Hartford Fund family (e.g., “Hartford”). Hartford hereby acknowledges and agrees that it and its Affiliates shall not acquire any right, title or interest in or to and shall not register (or cause the Hartford Funds to register) the term “WMC” (either alone or in connection with other words or terms), which term “WMC” is and shall remain the exclusive property of Wellington. The foregoing permitted use is subject to compliance by the Hartford Funds with such use and quality control requirements and guidelines as may be reasonably requested by Wellington.
(b) No Party shall use any written materials that include the other Party’s name or brand or any variation thereof or that are otherwise supplied by the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 6.2 Periodic Certifications
(a) No later than five Business days following the date on which Wellington enters into an agreement with respect to an engagement described in Section 2.3(b), Wellington shall deliver a certificate to Hartford, signed by an Executive Officer of Wellington, setting forth, to the knowledge of such Executive Officer, the amount of Non-Hartford Covered Fund AUM and WAUM (which the Parties acknowledge will be based upon information obtained from third parties and thus will be subject to any errors or omissions that may be contained therein) and indicating the date(s) as of which such amounts were determined.
(b) No later than five Business days following a Trigger Event, Hartford shall deliver a certificate to Wellington, signed by an Executive Officer of Hartford, setting forth to the knowledge of such Executive Officer (i) for purposes of Section 2.6(i), the amount of assets under management of the Hartford Funds and the amount of such assets under management subadvised by Wellington and indicating the date(s) as of which such amounts were determined and (ii) for purposes of Section 9.4, the assets under management of the applicable Legacy Hartford Fund and the total assets under management for all Legacy Hartford Funds determined as of the specified measurement date.
(c) No later than ten Business days following the end of each calendar year (other than 2011), Wellington and Hartford shall deliver a certificate to the other, signed by an Executive Officer thereof, certifying that (i) in the case of Wellington, it has complied with its obligations under Sections 2.3, 2.4 and 3.1(c) and (ii) in the case of Hartford, it has complied with its obligations under Sections 2.1 (second sentence only) and 3.1(c).
Section 6.3 Notice of a Hartford Sale. (a) Promptly following a decision by Hartford or one of its Affiliates to take substantial steps to explore a potential Hartford Sale, including where Hartford (i) solicits formal interest in a potential Hartford Sale from any Person (other than a controlled, wholly-owned Affiliate of Hartford), (ii) hires an investment banker or broker to explore a potential Hartford Sale or (iii) engages in substantive negotiations with any Person (other than a controlled, wholly-owned Affiliate of Hartford) regarding a potential Hartford Sale, Hartford shall provide written notice to Wellington (a “Preliminary Hartford Sale Notice”), which notice shall describe in reasonable detail the nature of the action(s) triggering the notice (including whether a Person who is a Consolidator is a potential purchaser (or other Person participating in or providing equity financing for the ROFR Sale)). Wellington may, at its option, elect to participate as a bidder in any process involving a potential HMF Sale, so long as such potential HMF Sale is to a Consolidator or is part of a common process whereby multiple bidders are solicited, on the same basis afforded to any other third party (which would include any term or condition as to the timing to submit a proposal); provided, however, that this opportunity of Wellington to participate as a bidder excludes any situation where Hartford has elected to negotiate exclusively with a single non-Consolidator bidder. Hartford shall keep Wellington informed on a current basis as to the status of any potential Hartford Sale as well as any material developments related to such proposed Hartford Sale. Within five Business Days of entering into a definitive written agreement that, if consummated would create a Hartford Sale (other than a Hartford Sale to Wellington), Hartford shall provide written notice to Wellington of such Hartford Sale; provided, however, that for the purposes of this Section 6.3, any notice requirement shall be satisfied upon any filing related to such transaction pursuant to the EDGAR system.
(b) In furtherance of Section 6.3(a), in connection with a ROFR Sale, subject to Wellington executing a non-disclosure agreement reasonably acceptable to Hartford and Wellington, from and after the delivery of the applicable Preliminary Hartford Sale Notice until the time, if any, that a potential HMF Sale is no longer a ROFR Sale (which period shall, for the avoidance of doubt, continue after the time, if any, that Wellington ceases to participate in the sales process), Hartford shall (and shall cause its Affiliates and representatives to), in connection with such ROFR Sale:
(i) provide Wellington and its representatives and financing sources with the same level of access to the properties, books and records and employees of Hartford and its Affiliates to conduct its due diligence review of the HMF Business as is provided to other potential purchasers;
(ii) as is reasonably requested by Wellington, discuss the status and timing of the sale process with Wellington and its representatives and financing sources;
(iii) promptly provide Wellington with written information regarding the structure, type and amount of consideration and other material terms related to any proposed ancillary commercial or strategic relationship contained in the bids received by any Consolidators in the second or later round (or first round where there is only one round) of the sales process (provided that the identity and any information that could reasonably be expected to reveal the identity of the Consolidator shall in no event be provided; provided further that such written information shall include a reasonable description of the nature and extent of the business of any Consolidator (without identifying such Consolidator by name) to the extent necessary for Wellington to evaluate the structure, type or amount of consideration or other material terms related to any proposed ancillary commercial or strategic relationship); and

(iv) promptly provide Wellington with copies of drafts (and mark-ups) of the primary and ancillary transaction agreements provided to or received from a Consolidator described in clause (iii) (provided that (A) the identity and any information that could reasonably be expected to reveal the identity of the Consolidator as well as any information regarding the Consolidator’s intentions with respect to the post-closing operations of the HMF Business to the extent related to Wellington shall be redacted and (B) notwithstanding clause (A), as soon as practicable prior to the delivery of the ROFR Notice (which shall not be later than the time Hartford selects a single Consolidator to pursue the ROFR Sale), Hartford shall disclose the name of the Consolidator who is the winning bidder).
(c) Within five Business Days of the closing of a Hartford Sale to any Person other than Wellington, Hartford shall provide written notice to Wellington of such Hartford Sale.
Section 6.4 Right of First Refusal.
(a) Prior to entering into any definitive agreement for a ROFR Sale, Hartford shall provide written notice to Wellington (the “ROFR Notice”). The ROFR Notice shall describe in reasonable detail the proposed ROFR Sale, including the name of the Consolidator, the structure, type and amount of all consideration to be paid in connection therewith and a copy of the primary transaction agreement and, to the extent necessary for Wellington to evaluate the structure, type or amount of consideration or other material terms related to any proposed ancillary commercial or strategic relationship to be entered into in connection with the proposed HMF Sale, any applicable ancillary agreement (each in substantially agreed form. Wellington shall have the right, exercisable in writing (a “ROFR Exercise Notice”) within ten Business Days of the receipt of the ROFR Notice (the “ROFR Election Period”), to elect to purchase the HMF Business in the place of the potential purchaser(s) on substantially similar material terms and conditions as those set forth in the ROFR Notice; provided that the type of consideration may provide for the substitution of cash in lieu of non-cash consideration (which will include the value of any commercial or strategic relationship to be entered into between Hartford or one of its Affiliates and a Consolidator as part of the ROFR Sale). In the event that Wellington delivers a ROFR Exercise Notice and Wellington and Hartford cannot agree on the valuation of any such relationship on or prior to the end of the 15 Business Day period in Section 6.4(b) (as may be extended), (x) the procedures of Section 9.5 shall apply to the determination of such value and (y) any signing and closing of any transaction between Wellington and Hartford shall not be subject to the agreement by them of such value on or prior to the end of the 15 Business Day period in Section 6.4(b) as may be extended (but subject to payment by Wellington of the amount determined in accordance with the procedures set forth in Section 9.5 at closing). For the avoidance of doubt, Wellington may elect to have one or more third parties (including an equity and/or debt financing provider) participate in the applicable proposed ROFR Sale.

(b) Following delivery of a ROFR Exercise Notice, Hartford and Wellington shall negotiate in good faith for 15 Business Days (as may be extended pursuant to this Section 6.4(b) in the immediately succeeding sentence) the terms and conditions of the definitive transaction agreements. If Hartford and Wellington do not execute and deliver to one another the definitive transaction agreements within 15 Business Days of the delivery of the ROFR Exercise Notice (which period may be extended upon the mutual written agreement of the Parties for an additional seven Business Days if, at the end of the 15 Business Day period, the Parties are in substantial agreement as to the primary transaction agreement), Hartford shall be free for a period of 45 Business Days thereafter to execute and deliver all of the definitive transaction agreements described in the ROFR Notice for the ROFR Sale, which sale shall be on the same material terms and conditions as were set forth in the ROFR Notice (or on terms and conditions that are no more favorable to the purchaser (or other Person participating in or providing equity financing for the ROFR Sale) than the terms and conditions in the ROFR Notice). If the ROFR Sale is not consummated within 365 days from the execution and delivery of definitive documents in the ROFR Notice for the ROFR Sale, such proposed ROFR Sale shall require a new ROFR Notice and the provisions of this Section 6.4 shall apply anew to such proposed ROFR Sale.
(c) If Wellington has not delivered a ROFR Exercise Notice by the expiration of the ROFR Election Period, Hartford shall be free for a period of 45 Business Days thereafter to execute and deliver all of the definitive agreements described in the ROFR Notice for the ROFR Sale, which sale shall be on the same material terms and conditions as were set forth in the ROFR Notice (or on terms and conditions that are no more favorable to the purchaser (or other Person participating in or providing equity financing for the ROFR Sale) than the terms and conditions in the ROFR Notice). In the case of any proposed ROFR Sale (i) where any material term or condition changes from that term or condition as set forth in the ROFR Notice (other than a term or condition that is not more favorable to the purchaser (or other Person participating in or providing equity financing for the ROFR Sale) than the applicable term or condition in the ROFR Notice) or (ii) in respect of which a ROFR Exercise Notice is not delivered and (A) where all of the definitive agreements described in the ROFR Notice are not executed and delivered within the aforementioned 45 Business Day period or (B) the ROFR Sale is not consummated within 365 days from the execution and delivery of definitive documents, such proposed ROFR Sale shall require a new ROFR Notice and the provisions of this Section 6.4 shall apply anew to such proposed ROFR Sale.
Section 6.5 Notice of Wellington Change of Control Event. In the event that Wellington enters into a definitive written agreement that, if consummated, will create a Wellington Change of Control Event, Wellington shall provide written notice to Hartford promptly following the time that Wellington notifies any client of such Wellington Change of Control Event; provided, however, that for the purposes of this Section 6.5, any notice requirement shall be satisfied upon any filing related to such transaction pursuant to the EDGAR system.
Section 6.6 Notice of HIG Change of Control Event. In the event that Hartford or any Affiliate of Hartford enters into a definitive written agreement that, if consummated, will create a HIG Change of Control Event, Hartford shall provide prompt written notice to Wellington (“HIG Change of Control Notice”); provided, however, that for the purposes of this Section 6.6, any notice requirement shall be satisfied upon any filing related to such transaction pursuant to the EDGAR system.

Section 6.7 IPO or Spin Out. Promptly following such time, if any, as Hartford or its Affiliates decides to take substantial steps to undertake an initial public offering of the HMF Business or a spin-out transaction of the HMF Business, Hartford shall provide to Wellington notice of such fact (which notice may be oral).
ARTICLE VII
CONFIDENTIALITY
Section 7.1 Treatment of Confidential Information. Subject to Section 7.2, each Party shall, and shall cause its Affiliates to, hold all Confidential Information in strict confidence and shall not disclose any Confidential Information to any Person, except to directors, officers, partners, stockholders, employees and advisors of a Party or its Affiliates who need to know such information solely for the purpose of this Agreement, have been informed of the confidential nature of the Confidential Information and are bound by written agreements with the disclosing Party which contain restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein. Each Party shall take at least the same degree of care that each uses to protect its own confidential and proprietary information and materials of similar nature and importance to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of any Confidential Information.
Section 7.2 Permitted Disclosure. (a) Notwithstanding Section 7.1, prior to making any regulatory filing with a Governmental Authority of this Agreement or the information contained herein (including a Form 8-K or Form 10-K filed by Hartford), the disclosing Party shall provide the other Party with a reasonable opportunity to comment on such documents and the redacted form of such documents, as applicable.
(b) Notwithstanding Section 7.1, in the event that any Party is requested under Applicable Law (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it is agreed that the disclosing Party shall provide the other Party with prompt notice of such event (to the extent possible) so that the non-disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the disclosing Party; it being understood and agreed that, in the event that any Party, in the reasonable judgment of its counsel, is required under Applicable Law (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to disclose Confidential Information, the disclosing Party may make such disclosures as required under such Applicable Law. In the event the non-disclosing Party determines to seek such protective order or other remedy, the disclosing Party shall cooperate with the non-disclosing Party in seeking such protective order or other remedy. In the event that such protective order or other remedy is not obtained and disclosure of Confidential Information is required, or the non-disclosing Party grants a waiver hereunder, (i) the disclosing Party (A) may, without liability hereunder furnish that portion (and only that portion) of the Confidential Material which, based upon the written advice of counsel to the disclosing Party, such Party is legally required to disclose and (B) shall exercise its commercially reasonable efforts to have confidential treatment accorded any Confidential Information so furnished and (ii) the Parties agree to consult with each other as to the form and substance of such disclosure and provide the other with a reasonable time to review and comment on such disclosure as and to the extent possible.

Section 7.3 Effect of Termination. Upon termination of this Agreement, or at any time at any Party’s request, all Parties shall (i) immediately cease any and all use of the other Party’s Confidential Information in any way for any purpose, (ii) promptly, at the other Party’s instruction, either return to the other Party or destroy all materials (in written, electronic or other form) containing or constituting Confidential Information disclosed hereunder, including any and all copies, extracts, summaries and derivatives thereof, except that one copy of each such document or other media may be maintained for archival purposes, subject to protection and non-disclosure in accordance with the terms of this Agreement and (iii) as promptly as is reasonably practicable, cease any and all use of the other Party’s name, brand or any variation thereof. Upon the request of one Party, the other Party shall certify in writing the completion of such return and/or destruction.
Section 7.4 Ownership of Confidential Information. Each Party retains all right, title and interest in and to its own Confidential Information. No Party acquires any license or right to any Confidential Information or any intellectual property rights or other rights owned by the other Party, by implication or otherwise, except the limited right to use such Confidential Information solely for a purpose related to the subject matter of this Agreement but in all cases subject to the provisions of this Agreement (including Section 7.1).
Section 7.5 Disclosure Related to Sale. Notwithstanding any provision of this Agreement to the contrary, in connection with a Hartford Sale or HIG Change of Control Event or Wellington Change of Control Event or as part of any due diligence process related thereto, no Confidential Information of any Party (other than the existence and terms of this Agreement, including an unredacted version of this Agreement, which may not be provided prior to the delivery of a Preliminary Hartford Sale Notice in the case of a Hartford Sale) may be provided by any Party to any Person without the prior written consent of the other Parties.
Section 7.6 Equitable Relief. Each Party understands and agrees that, because of the unique nature of the Confidential Information, the Parties may suffer irreparable harm if the any Party fails to comply with any of its obligations under this Article VII, and monetary damages may be inadequate to compensate the injured Party for such breach. Accordingly, the Parties agree that each Party shall, in addition to any other remedies available to them under this Agreement, be entitled to seek injunctive or equitable relief to enforce the terms of this Article VII without posting a bond or other undertaking.

ARTICLE VIII
DISPUTE RESOLUTION
Section 8.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement. It is the desire of the Parties to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, prior to the commencement of any litigation proceedings the Parties agree that, subject to Section 8.2, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to one or more of the Executive Officers for resolution. Upon receipt of notice of such dispute, controversy, or difference, one or more of the Executive Officers may request, and the Parties shall promptly (and in any event within five (5) Business Days) provide, such further information and documentation that is available to each Party and reasonably required to verify and evaluate the dispute, controversy, or difference. If the matter is not resolved within 30 Business Days following receipt by one or more the Executive Officers of all requested information and documentation, then any Party may thereafter pursue litigation proceedings.
Section 8.2 Injunctive Relief. Nothing in this Article VIII will preclude any Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any dispute resolution under Section 8.1 if necessary to protect the interests of such Party, prevent material harm to such Party or to preserve the status quo pending the resolution of the dispute.
ARTICLE IX
TERM AND TERMINATION OF PREFERRED
PARTNERSHIP; MAKE-WHOLE PAYMENT
Section 9.1 Term. Subject to the provisions of Section 9.2 below, the term of this Agreement (as extended at any time by the parties in their respective sole discretions by mutual written agreement, the “Term”) shall commence on the date hereof and shall continue through June 5, 2018. No later than June 5, 2016 and, to the extent the Term is extended, no later than June 5 of each year thereafter, one or more Executive Officer of each Party will meet to discuss an extension of the Term; provided that no Party shall have any obligation to extend the Term (which decision will be made by each Party in its sole discretion) or negotiate such an extension in good faith.
Section 9.2 Termination.
(a) This Agreement shall terminate automatically without further action by the Parties upon:
(i) the closing of a Hartford Sale or HIG Change of Control Event; or
(ii) the closing of a Wellington Change of Control Event.

(b) This Agreement may be terminated by written notice from the terminating Party to the other Parties as follows:
(i) by Wellington, within 90 days following (A) December 31, 2012, if Fixed Income Fund Mandates representing at least [***]% of the total subadvisory revenues from the Fixed Income Fund Mandates for the twelve months ended December 31, 2012 have not entered into subadvisory contracts with Wellington that are in effect on December 31, 2012 or (B) June 30, 2013, if Fixed Income Fund Mandates representing [***]% of the assets under management of the Fixed Income Fund Mandates as of June 30, 2013 have not entered into subadvisory contracts with Wellington that are in effect on June 30, 2013;
(ii) by either Wellington or Hartford, without cost or penalty (including attorneys’ fees and costs), if at any time there is (A) any violation by the other Party of Applicable Law or violation of or default under any authorization of, exemption by, order or permit from any Governmental Authority relating to the HMF Business or Wellington or (B) any formal investigation into the foregoing or (C) any lawsuit or other legal proceeding involving the Hartford Parties or any broker-dealer referred to in Section 2.2, any Hartford Fund or Wellington that, in the case of clauses (A), (B) and (C), is reasonably likely to have a material adverse effect on the Hartford Funds and that, if curable, remains uncured for a period of 180 days (the “Cure Period”) following the earlier of the discovery or receipt of written notification thereof; provided, however, that any termination right under this Section 9.2(b)(ii) shall be deemed waived if not exercised within 60 days following the expiration of the Cure Period, provided that in the case of a formal investigation or pending lawsuit or other legal proceeding the Cure Period shall not commence until the final determination thereof;
(iii) by either Wellington or Hartford, without cost or penalty (including attorneys’ fees and costs) but subject to Section 9.3(d), if a Bankruptcy Event occurs with respect to the other Party; or
(iv) the closing of an initial public offering or spin-out transaction, as applicable, of the HMF Business prior to June 5, 2014, if and only if Wellington has provided written notice to Hartford indicating it has elected to terminate this Agreement upon (and subject to) such consummation.
Section 9.3 Effect of Termination
In the event of termination of this Agreement pursuant to Section 9.2, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party, other than the provisions set forth in
(a) Article VII and Article X;
(b) solely in the case of a termination pursuant to Section 9.2(a)(i), Sections 9.4 and 9.5;
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

(c) solely in the case of a termination pursuant to Section 9.2(b)(i) if, and only if, Hartford has breached its obligations under Section 2.5 hereof and a definitive agreement for a Hartford Sale or HIG Change of Control Event (as applicable) is entered into within five years of such termination under Section 9.2(b)(i), Sections 9.4 and 9.5; and
(d) solely in the case of a termination pursuant to Section 9.2(b)(iii) if, and only if, a Bankruptcy Event occurs with respect to any Hartford Party other than Hartford (but not, for the avoidance of doubt, upon a Bankruptcy Event of Hartford), Sections 9.4 and 9.5.
The provisions set forth in clauses (a), (b), (c) and (d) above shall survive any termination and remain in full force and effect according to their terms. Notwithstanding the foregoing, no Party shall be relieved or released from any liability arising out of its willful breach of any provision of this Agreement (including reasonable attorneys’ fees and expenses in connection with the enforcement of such Party’s rights under this Agreement).
Section 9.4 Make-Whole Payment.
(a) If, at the time of the closing of a Hartford Sale or HIG Change of Control Event (as applicable) or anytime during the five-year period following such closing, the Wellington Subadvised Percentage is less than [***]% after giving effect to the applicable Trigger Event, Hartford shall make a cash payment to Wellington (a “Make-Whole Payment”) in an amount equal to the product of (i) the Total Enterprise Value in respect of the Hartford Sale or HIG Change of Control Event (as applicable) times (ii)(A) in the case of an HMF Sale or a HIG Change of Control Event, [***] and (B) in the case of a Non-HMF Sale, [***]. The Make-Whole Payment only shall be payable once, with respect to the first to occur of any Hartford Sale or HIG Change of Control Event, as applicable.
(b) A Make-Whole Payment shall be made no later than 15 Business Days following the date on which the applicable Trigger Event occurred (or, if later, the date on which Total Enterprise Value is finally determined). A Make-Whole Payment shall be made by wire transfer of immediately available U.S. federal funds to the account or accounts designated in writing by Wellington no less than two Business Days prior to the Make-Whole Payment date.
(c) For the avoidance of doubt, a Hartford Sale or HIG Change of Control Event (as applicable) and Trigger Event and resulting Make-Whole Payment may occur after the termination of this Agreement solely to the extent provided in Section 9.3, and the obligations of Hartford related to the Make-Whole Payment shall terminate at the time of termination of this Agreement in all other instances. In no event shall a Hartford Sale or HIG Change of Control Event in which Wellington is the purchaser be deemed a Trigger Event or result in a Make Whole Payment.
Section 9.5 Determination of Total Enterprise Value. The Total Enterprise Value in respect of the Hartford Sale or HIG Change of Control Event (as applicable) shall be conclusively determined pursuant to this Section 9.5.
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

(a) Hartford and Wellington shall negotiate in good faith for a period of 10 Business Days (or such longer period as they may mutually agree in writing) in order to agree in writing on the Total Enterprise Value prior to engaging any Appraiser.
(b) If, at the end of the aforementioned period of negotiation, Hartford and Wellington have not agreed upon the Total Enterprise Value, they shall select an Appraiser by mutual agreement (not to be unreasonably withheld) within 10 Business Days after the expiration of such period of negotiation. In the event that they are unable to agree upon a mutually acceptable Appraiser within such period, each shall select one Appraiser no later than 10 Business Days after the end of such period, which Appraisers shall select a third Appraiser as soon as possible, each of which who shall be instructed to state the Total Enterprise Value (which, for the avoidance of doubt, shall conform to the definition of “Total Enterprise Value” as set forth in this Agreement) in writing as a number and not a range in a written report. The Members shall use commercially reasonable efforts to cause the Appraiser(s) to complete their work and issue their report as soon as possible and in no event more than 30 days after their engagement. If the respective determinations of the Total Enterprise Value vary by less than 10% of the highest Total Enterprise Value determination, the Total Enterprise Value shall be the average of the three Total Enterprise Value values. If the Total Enterprise Value determinations vary by 10% or more, the Total Enterprise Value shall be equal to the average of the two closest of the three Total Enterprise Value values. If any Appraiser is only willing to provide a range for the Total Enterprise Value, the average of the highest and lowest value in such range shall be deemed to be such Appraiser’s determination of the Total Enterprise Value if the range between such highest and lowest value is no more than 20%, otherwise, such range shall be disregarded and only the remaining determination(s) shall be used. The costs of the Appraiser shall be borne (x) if there is one Appraiser, equally by Hartford and Wellington or (y) if there are three Appraisers, by the respective party selecting such Appraiser and the cost of the third Appraiser shall be borne equally by Hartford and Wellington. The determination of the Appraiser(s) shall be final and binding on all of the Parties.
ARTICLE X
MISCELLANEOUS
Section 10.1 Amendments; Extension; Waiver. This Agreement may only be amended, altered or modified by a written instrument executed by each of the Parties hereto. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise of such right, power or remedy by such Party shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 10.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Interpretation. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
Section 10.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 10.5 Notices. All notices and other communications hereunder shall be in writing (other than via electronic mail) and shall be deemed given and effective (i) when delivered, if delivered in person, (ii) when transmitted by fax (with confirmation of transmission received), (iii) three Business Days after mailing, if mailed by certified or registered mail (return receipt requested and obtained) or (iv) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to any Hartford Party:
Hartford Life, Inc.
200 Hopmeadow Street
Simsbury, CT 06089
Facsimile: 860 547-4721
Telephone: 860 547-5000
Attention: Director of Wealth Management Law
With a copy to:
The Hartford
One Hartford Plaza
Hartford, CT 06155
Attention: General Counsel
Facsimile: 860 547-4721
Telephone: 860 547-5000
Attention: General Counsel

With a copy to:
Dechert LLP
200 Clarendon Street, 27th Floor
Boston, Massachusetts 02116-5021
Attention: John O’Hanlon and David Schulman
Facsimile: 617-426-6567
If to Wellington:
Wellington Management Company, LLP
280 Congress Street
Boston, Massachusetts 02210
Attention: General Counsel
Facsimile: 617-790-7760
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Stephen Arcano and David Hepp
Facsimile: 212-735-3000
Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, if any. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties and their successors and permitted assigns, if any, any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of each Party, neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by any Party.
Section 10.7 Disclaimers.
(a) Hartford represents and acknowledges that the representations and warranties set forth in Article IV constitute the sole and exclusive representations to Wellington in connection with this Agreement, and Wellington understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Hartford.
(b) Wellington represents and acknowledges that the representations and warranties set forth in Article V constitute the sole and exclusive representations to Hartford in connection with this Agreement, and Hartford understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Wellington.
(c) Notwithstanding the foregoing Sections 10.7(a) and 10.7(b), Hartford recognizes that Wellington does not waive, and Wellington recognizes that Hartford does not waive, any rights they may have based on a fraud claim, whether under statute or common law.

(d) IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, LOST PROFIT OR BUSINESS INTERRUPTION EVEN IF A PARTY IS NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL NOT APPLY IN THE CASE OF (I) A BREACH BY WELLINGTON OF SECTION 2.3 OR 2.4 OR (II) A BREACH BY HARTFORD OF SECTION 6.3 OR 6.4 AND THE PARTIES ACKNOWLEDGE THAT A PARTY SHALL BE ENTITLED TO SEEK SUCH DAMAGES (OTHER THAN PUNITIVE DAMAGES) IN THE CASE OF ANY SUCH BREACH.
(e) This Agreement is not intended to, and shall not, create or result in any legal partnership, relationship of principal and agent, or joint venture among the Parties.
Section 10.8 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.
Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.
Section 10.10 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
Section 10.11 Certain Understandings. Each of the Parties is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the Parties hereby acknowledges that (i) it has not relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement and (ii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

*******

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE HARTFORD FINANCIAL SERVICES
GROUP, INC.

By:	/s/ Liam E. McGee

	Name:	Liam E. McGee
	Title:	Chairman and CEO

HARTFORD LIFE, INC.

By:	/s/ David Levenson

	Name:	David Levenson
	Title:	President

HARTFORD INVESTMENT FINANCIAL
SERVICES, LLC

By:	/s/ James Davey

	Name:	James Davey
	Title:	CEO and President

HL INVESTMENT ADVISORS, LLC

By:	/s/ James Davey

	Name:	James Davey
	Title:	CEO and President

WELLINGTON MANAGEMENT COMPANY,
LLP

By:	/s/ Perry M. Traquina

	Name:	Perry M. Traquina
	Title:	President and Chief Executive Officer

SCHEDULE A
EXECUTIVE OFFICERS
Hartford:
1.	Chief Financial Officer, Hartford Financial Services Group, Inc.
2.	General Counsel, Hartford Financial Services Group, Inc.
3.	Chief Executive Officer, Wealth Management
4.	Chief Financial Officer, Wealth Management
5.	Chief Executive Officer, Hartford Mutual Funds
6.	Director of Wealth Management Law (or successor position)
Wellington:
1.	Any Managing Partner
2.	Chief Financial Officer
3.	General Counsel
4.	Director, Global Equity Portfolio Management
5.	Director, Global Fixed Income Portfolio Management
6.	Director, Global Relationship Group

SCHEDULE B
HARTFORD HLS FUNDS
Hartford Advisers HLS Fund
Hartford Capital Appreciation HLS Fund
Hartford Disciplined Equity HLS Fund
Hartford Dividend and Growth HLS Fund
Hartford Global Growth HLS Fund
Hartford Healthcare HLS Fund
Hartford High Yield HLS Fund
Hartford Global Research HLS Fund
Hartford Growth HLS Fund
Hartford International Opportunities HLS Fund
Hartford MidCap HLS Fund
Hartford MidCap Value HLS Fund
Hartford Small Company HLS Fund
Hartford Small/Mid Cap Equity HLS Fund
Hartford Stock HLS Fund
Hartford Total Return Bond HLS Fund
Hartford Value HLS Fund
Hartford Growth Opportunities HLS Fund
Hartford SmallCap Growth HLS Fund
Hartford U.S. Government Securities HLS Fund

SCHEDULE C
BROKER-DEALERS
[***]
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

SCHEDULE D
INTENTIONALLY OMITTED

SCHEDULE E
WELLINGTON PORTFOLIO MANAGERS
[***]
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

SCHEDULE F
FIXED INCOME FUND MANDATES
The Hartford High Yield Fund
Hartford High Yield HLS Fund
The Hartford Floating Rate Fund
The Hartford Strategic Income Fund
The Hartford Corporate Opportunities Fund
The Hartford Total Return Bond Fund
Hartford Total Return Bond HLS Fund
The Hartford Municipal Opportunities Fund
The Hartford Municipal Real Return Fund
The Hartford Inflation Plus Fund
Hartford US Government Securities HLS Fund
The Hartford Short Duration Fund
The Hartford Floating Rate High Income Fund

SCHEDULE G
FEE REVISIONS ON EXISTING HARTFORD FUNDS
[***]
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.

SCHEDULE H
ALLOCATION SERVICES FEES
[***]
Certain information in this exhibit, marked by “[***]” has been redacted and will be filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the redacted portions.